Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 8, 2025 (except for the reverse recapitalization described in Note 1 and Note 21, as to which the date is June 16, 2025), relating to the consolidated financial statements of USA Rare Earth, LLC.

Ridgeland, Mississippi
July 23, 2025